     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated July 25, 2024, accompanying the financial statements of Investment Grade Municipal Trust, 20+ Year Series 197 (included in Invesco Unit Trusts, Municipal Series 1354) as of March 31, 2024, and for the period from April 8, 2021 (date of deposit) through March 31, 2023 and for the year ended March 31, 2024, and the financial highlights for the period from April 8, 2021 (date of deposit) through March 31, 2022 and for each of the two years in the period ended March 31, 2024, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-254819) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
July 25, 2024